Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus, "Independent Registered Public Accounting Firm," and "Financial Statements" in the Statement of Additional Information and to the incorporation by reference of our report dated December 23, 2013, on the financial statements and financial highlights of Pioneer Emerging Markets Local Currency Debt Fund, Pioneer Global High Yield Fund and Pioneer Global Multisector Income Fund included in the Annual Report to the Shareowners for the year ended October 31, 2013 as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 25 to the Registration Statement (Form N-1A, No. 333-62166) of Pioneer Series Trust VII.


							/s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 24, 2014